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                                                                  Exhibit 10(ee)
                        ICF KAISER INTERNATIONAL, INC.
               SENIOR EXECUTIVE OFFICERS SEVERANCE PLAN (SEOSP)

OBJECTIVE
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     To provide compensation for select Senior Executives of ICF Kaiser
International, Inc. (ICF Kaiser or the Company) for the loss of their jobs.

PARTICIPANTS
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     Participants in the SEOSP shall include the following positions in ICF
Kaiser:

     .    Chief Executive Officer
     .    President
     .    Chief Operating Officer
     .    Chief Financial Officer
     .    Executive Vice President, Corporate Development
     .    President, Consulting Group
     .    President, Federal Programs Group
     .    President, Engineers & Constructors Group
     .    Treasurer
     .    General Counsel
     . Any officer as designated by the Compensation Committee of the Board of Directors

     Having once become a participant in the SEOSP unless such participant provides express written consent waiving participation in the SEOSP, such participant shall continue to be eligible to receive the benefits provided by this SEOSP throughout such participant's employment with ICF Kaiser or its affiliates.

ELIGIBILITY
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     A participant is eligible to receive severance payments if ICF Kaiser terminates participant's employment without "cause" or the participant elects to terminate employment for "good reason".

     For purposes of this policy, "good reason" and "cause" are defined as follows:

     .    Good Reason --

          (i) without participant's express written consent, the offices, duties, responsibilities, compensation or benefits of the participant are substantially reduced (except in connection with the termination of employment voluntarily by the participant, by the Company for "cause," or in the case of disability or death);

          (ii) without the participant's express written consent the Company's principal executive offices shall have been relocated outside the Washington, DC metropolitan area, or the participant shall be based anywhere other than the Washington, DC metropolitan area or other office location designated in the participant's employment agreement (except for required travel on the Company's business to an extent substantially consistent with participant's present business obligations); or

          (iii) the individuals who were directors of the Company at the beginning of any immediately preceding 12 consecutive month period cease for any reason to constitute a majority of the Board of Directors of the Company or of the ultimate parent (if any) of the Company. For purposes of this provision, a person elected, or nominated for election, as a director by a vote of at least 2/3 of the then existing directors shall be deemed to be a "director of the Company at the beginning of any immediately preceding 12 consecutive month period."
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     .    Cause --

          (i) the continued, willful and deliberate failure of the participant to perform participant's duties in a manner substantially consistent with the manner prescribed by the Board of Directors or the Chief Executive Officer of the Company consistent with law and professional ethics (other than any such failure resulting from participant's incapacity due to physical or mental illness);

          (ii) the engaging by the participant in misconduct materially, directly and demonstrably injurious to the Company; or

          (iii) the conviction of the participant of commission of a felony, whether or not such felony was committed in connection with the Company's business.

          (iv) In no event shall the failure to achieve profit or other financial goals or alleged incompetence on the participant's part be deemed to constitute "cause" so long as such failure or incompetence does not result from the participant's failure to perform duties in good faith.

SEVERANCE BENEFITS
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     Severance benefits will be computed in accordance with the following schedule:

     Length of Employment     Number of Months of Average Salary
     --------------------     ----------------------------------

     .    0 - 6 years         6 months
     .    7 + years           1 month for each year of service

     Length of Employment shall be calculated in terms of completed years of continuous employment from the participant's date of hire. A fractional year of service in excess of 6 months shall count as a full year.

     Average Salary shall be the participant's average monthly gross salary (excluding all bonus) for the six months prior to termination of employment.
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     Deductions will be made by ICF Kaiser of such amounts as may be required to be withheld by applicable law and regulations.

SEOSP BENEFIT TO BE MINIMUM BENEFIT
-----------------------------------

     The severance benefit provided to a participant under this SEOSP is intended to set a minimum severance benefit for the participant. On the one hand, if a participant is entitled to a greater severance benefit in accordance with the terms of another plan, contract or arrangement with ICF Kaiser or its affiliates, the provisions of such plan, contract or arrangement shall prevail and no severance benefit shall be paid pursuant to this SEOSP. On the other hand, if a participant is entitled to the same or a lesser severance benefit in accordance with the terms or another plan, contract or arrangement with ICF Kaiser or its affiliates, additional severance payments shall be made by ICF Kaiser pursuant to the SEOSP only to the extent required to make the participant's aggregate severance benefits from ICF Kaiser and its affiliates equal to those provided by the SEOSP. SEOSP participants shall not participate in the severance pay plan set forth in the ICF

MUTUAL RELEASES
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     As a condition to a participant's receiving benefits under the SEOSP, the participant and the Company shall exchange mutual general releases, provided, however, that the obligations of the Company set forth in its Certificate of Incorporation, By-laws or other document, to indemnify the participant shall continue.

REPORTS TO THE COMPENSATION COMMITTEE
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     The Company shall submit to the Compensation Committee, at least semiannually, a report listing the participants in the SEOSP by name with their then current severance benefit under the SEOSP in months and dollars.
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PAYMENT OF SEVERANCE BENEFITS
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     Severance benefits will be paid either: (i) in two installments, the first of which shall be paid within five business days of the effective date of the termination and be calculated by multiplying the total benefit due under this plan by x-twelfths (x/12), where x equals the number of full months from date of termination of employment to the end of the calendar year that includes the date of termination of employment to the end of the calendar year that includes the date of termination of employment; and the second of which shall be paid on January 1, of the next calendar year and be the balance of the total benefit due; or (ii) if so requested in writing by the participant and approved by the Compensation Committee in its sole discretion, the total severance benefit shall be paid to the participant in a lump sum within five days of the date of termination. Severance payments will not be considered time worked for the purposes of extension of other benefit coverage or continuous employment. Severance pay will not be considered compensation for purposes of Retirement or
Section 401(k) Plans, and will not increase Years of Service for such Plans purposes.

EFFECTIVE DATE      April 4, 1994.
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                    As amended May 1, 1997